Exhibit 99.1

Landec Corporation Amends Credit Agreement, Appoints Brian McLaughlin Chief Financial Officer

Amendment provides covenant relief
McLaughlin named CFO following his service as interim CFO since January 2020

SANTA CLARA, CA – March 25, 2020 – Landec Corporation (Nasdaq: LNDC) (“Company”), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., today announced an amendment to its credit facility and named Brian McLaughlin as its permanent CFO.

Amendment to Credit Agreement
On March 19, 2020, the Company entered into the Seventh Amendment to the Credit Agreement which increased the leverage ratio covenant to 5.75 to 1.00 from 5.0 to 1.0 for the fiscal third quarter ended February 23, 2020. If the Company’s leverage ratio is in excess of 5.0 to 1.0 as measured under the terms of the credit agreement, the Company will incur a 50 basis point increase in the underlying interest rate and will incur an incremental 5 basis point increase to the commitment fee, compared to the existing pricing terms. The Company also agreed to minimum monthly EBITDA and maximum capital expenditure covenants through May 31, 2020, as well as additional reporting requirements. Following May 31, 2020, all other covenants remain substantively unchanged compared to the existing terms of the Credit Agreement. The Company incurred a one-time loan amendment fee equal to 15 basis points of the total borrowings under the credit facility and certain other administrative and legal costs.

Dr. Albert Bolles, Landec’s President and CEO, stated, “We are pleased with the consistent support that our lenders have shown during this transitionary time, as we implement the components of Project SWIFT. We have maintained a close dialogue with our lenders and they have demonstrated their confidence in Curation Foods and our turnaround plan. Their appreciation of the positive financial improvements that are forthcoming in the second half of fiscal 2020 underpins the favorable amendment, which provided us flexibility during the third quarter while minimizing cost.”

Permanent CFO Appointment of Brian McLaughlin
The Company appointed Brian McLaughlin as Chief Financial Officer, effective March 20, 2020 following his post as interim CFO since January 2020. Mr. McLaughlin will continue to lead Landec’s financial strategy as it executes the priorities of its value creation program, Project SWIFT.

“Brian’s tenure at Curation Foods, coupled with his specialized background in the fresh foods industry and 19 years of experience in banking made him a natural choice to serve as Landec’s interim CFO. Brian was instrumental in executing the amended credit agreement and has already made great strides in positioning our business for future growth. We look forward to his continued leadership as our permanent CFO,” said Dr. Albert Bolles, Landec’s President and CEO.

Project SWIFT and COVID-19 Update
Additionally, as part of Project SWIFT, Landec previously disclosed the divestiture of its yet-to-be-operational salad dressing plant in Ontario, CA to consolidate its business assets. Project SWIFT is a value creation program focused on optimizing operations, maximizing strategic assets and redesigning the organization to the appropriate size to compete and thrive. The Company expects to incur a $10.6 million non-cash asset impairment restructuring charge in its third quarter of fiscal 2020 related to write-offs arising from the abandoned tenant improvements and other related assets associated with the Ontario, CA plant.

Landec prioritizes the health and safety of its employees and products. Despite the current COVID-19 pandemic, both Curation Foods and Lifecore businesses currently remain operational. Each business has implemented action plans that guide the Company and its employees through this evolving situation. The Company’s Curation Foods business is experiencing a lift in demand in our retail and club channels as consumers make preparations for the COVID-19 pandemic, and its Lifecore business has remained largely unaffected to date. Management will provide more complete detail surrounding COVID-19 and its influences on the Company, its employees, and its customers during its upcoming fiscal third quarter earnings release on March 31, 2020.

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements
Certain statements in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which involve certain risks and uncertainties that could cause actual results to differ materially, including such factors as, among others, the timing and expenses associated with the Company’s operations; the impact of the COVID-19 pandemic on us, our business, our customers, or the economy generally; the anticipated success of the Company’s pending strategic initiatives, including the timing of such initiatives and the Company’s ability to recognize anticipated annual savings on its anticipated timeline, or at all, the ability of the Company to achieve acceptance of new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting the Company’s business, the timing of regulatory approvals necessary to operate the Company’s business, the Company’s ability to successfully integrate Yucatan Foods into the Curation Foods business, the mix between domestic and international sales and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management or the Company. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Contact Information:
Investor Relations:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com